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                                                                      Exhibit 11

                      CLEAN HARBORS, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE
              (in thousands except for earnings per share amounts)

                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                                                         SEPTEMBER 30,              SEPTEMBER 30,
                                                    ---------------------       ---------------------
                                                     1997           1996         1997          1996
                                                    -------       -------       -------       -------

Net loss                                            $  (786)      $(1,742)      $(3,652)      $(5,989)
 Plus preferred dividends accrued                       112           112           336           336
                                                    -------       -------       -------       -------
Adjusted net loss                                   $  (898)      $(1,854)      $(3,988)      $(6,325)
                                                    =======       =======       =======       =======

Loss per common and common equivalent share:

 Weighted average number of
    shares outstanding                               10,009         9,685         9,913         9,623

 Incremental shares for stock options
    under treasury stock method                          --            --            --            --
                                                    -------       -------       -------       -------
 Weighted average number of
    common and common equivalent
    shares outstanding                               10,009         9,685         9,913         9,623
                                                    =======       =======       =======       =======
 Loss per common and common
    equivalent share                                $  (.09)      $  (.19)      $  (.40)      $  (.66)
                                                    =======       =======       =======       =======

Loss per common and common equivalent
 share - assuming full dilution:

 Weighted average number of
    shares outstanding                               10,009         9,685         9,913         9,623

 Incremental shares for stock options
    under treasury stock method                          --            --            --            --
                                                    -------       -------       -------       -------
 Weighted average number of common
    and common equivalent shares outstanding -
    assuming full dilution                           10,009         9,685         9,913         9,623
                                                    =======       =======       =======       =======
 Loss per common and common
    equivalent share - assuming
    full dilution                                   $  (.09)      $  (.19)      $  (.40)      $  (.66)
                                                    =======       =======       =======       =======
